Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

THIRD QUARTER 2018

TOTAL REVENUES INCREASED BY 14.9%

NET INCOME INCREASED BY 34.8%

CALABASAS, Calif., November 7, 2018 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights Compared to Third Quarter 2017

•	Total revenues increased by 14.9% to $210.6 million

•	Net income increased by 34.8% to $20.9 million

•	Financing fees increased by 40.3% supported by recent hiring, the acquisition of the business of Pinnacle Financial Group and expanded lender relationships

•	Private Client Market segment brokerage revenue increased by 8.6%

•

Brokerage revenue in the Larger Transaction and Middle Market segments increased by 26.7% and 27.1%, respectively, compared to a 13.0% increase and a 1.9% decrease, respectively, in the third quarter of 2017

•	Selling, general and administrative expenses increased by 14.5%; or 13.0% excluding stock-based compensation expense

•	Acquisitions of the Canadian real estate services of McGill Commercial during the third quarter of 2018 and Primecorp Commercial Realty during the fourth quarter of 2018

Nine Months 2018 Highlights Compared to Nine Months 2017

•	Total revenues increased by 13.1% to $584.5 million

•	Net income increased by 41.8% to $61.0 million; while adjusted EBITDA grew by 17.2%

•	Financing fees increased by 20.8%

•	Private Client Market segment brokerage revenue increased by 6.7%

•	Brokerage revenue in the Larger Transaction and Middle Market segments increased by 32.7% and 34.3%, respectively, compared to a 16.8% and a 1.1% decrease, respectively, in the same period in 2017

•	Selling, general and administrative expenses increased by 12.7%; or 11.1% excluding stock-based compensation expense

•	Total sales force expanded by 113 professionals, or 6.4% over the past 12 months

Hessam Nadji, President and CEO stated, “Our team achieved healthy growth in the third quarter, extending this year’s positive results in all market segments. We believe the market’s generally flat sales trend points to overall share gains for MMI given our 13.4% brokerage revenue and 6.6% brokerage transaction growth for the quarter. These results reflect our increased client outreach and marketing campaigns, platform investments and recent acquisitions.”

Mr. Nadji added, “Solid real estate fundamentals, availability of debt and equity and tax law provisions favorable to real estate investors should bode well for the outlook as investors navigate higher interest rates and price expectations. We are helping our clients execute through these dynamics by taking advantage of ample opportunities to sell, exchange, buy and/or refinance assets. Our team remains steadfast on creating long-term shareholder value by leveraging our strong balance sheet to invest in proprietary tools, best-of-class brokerage support and continuing to acquire quality, accretive firms and teams.”

Third Quarter 2018 Results Compared to Third Quarter 2017

Total revenues for the third quarter of 2018 were $210.6 million compared to $183.3 million for the same period in the prior year, increasing by $27.2 million, or 14.9%. The improvement in total revenues was primarily driven by the increase in real estate brokerage commissions, which grew by 13.4% to $192.0 million. This increase in brokerage commissions was primarily due to a rise in overall sales volume generated by the increase in the number of investment sales transactions and average transaction size. Average commission rates declined due to a higher proportion of transactions from the Larger Transaction and Middle Market segments, which generate lower commission rates.

Total operating expenses for the third quarter of 2018 increased by 15.5% to $183.2 million, compared to $158.7 million for the same period in the prior year. The increase was primarily driven by a 15.8% increase in cost of services and a 14.5% increase in selling, general and administrative expense. Cost of services as a percent of total revenues increased by 50 basis points to 63.1% compared to the same period in the prior year.

Selling, general and administrative expenses for the third quarter of 2018 increased by 14.5% to $48.7 million, compared to the same period in the prior year. The increase was primarily due to increased costs associated with (i) compensation related costs, including salaries and related benefits; (ii) stock-based compensation expense; (iii) other expense categories primarily driven by an increase in professional fees; (iv) sales and promotional marketing expenses; and (v) expansion of existing offices.

Net income for the third quarter of 2018 was $20.9 million, or $0.53 per common share (basic and diluted), compared to net income of $15.5 million, or $0.40 per common share (basic) and $0.39 per common share (diluted) for the same period in the prior year. Adjusted EBITDA for the third quarter of 2018 increased by 12.8% to $32.2 million, compared to adjusted EBITDA of $28.5 million for the same period in the prior year.

Nine Months 2018 Results Compared to Nine Months 2017

Total revenues for the nine months ended September 30, 2018 were $584.5 million, compared to $516.9 million for the same period in the prior year, an increase of $67.6 million, or 13.1%. Total operating expenses for the nine months ended September 30, 2018 increased by 12.6% to $504.7 million compared to $448.2 million for the same period in the prior year. Cost of services as a percent of total revenues decreased to 60.6%, down 30 basis points compared to the first nine months of 2017. The Company reported net income for the nine months ended September 30, 2018 of $61.0 million, or $1.56 per common share (basic) and $1.55 per common share (diluted), compared with net income of $43.0 million, or $1.10 per common share (basic and diluted), for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2018 increased by 17.2% to $93.3 million, from $79.6 million for the same period in the prior year. As of September 30, 2018, the Company had 1,870 investment sales and financing professionals, a net gain of 113 over the prior year.

Business Outlook

We believe that the Company is positioned to gain overall market share by leveraging a number of factors, including our leading national brand predominantly within our Private Client Market segment, as well as growth opportunities in larger transactions and our financing division, Marcus & Millichap Capital Corporation. The firm also benefits from its experienced management team, infrastructure investments and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities. This market segment consistently accounts for over 80% of commercial property sales transactions and over 60% of the commission pool. The Company’s growth plan also includes further expansion into office, industrial and various specialty property types such as hospitality, self-storage and seniors housing.

Key factors likely to influence the Company’s business during the balance of 2018 include:

•	Volatility in market sales and investor sentiment driven by:

o	Slowdown in market sales in the short- to mid-term in view of a maturing cycle, rising interest rates, bid-ask spread gap between buyers and sellers and economic trends

o	Possible boost to investor sentiment and sales activity based on the Tax Cuts and Jobs Act, regulatory easing and economic initiatives which are expected to increase real estate investor demand

o	Possible regional legislation that promotes affordable housing may initially decrease real estate investor demand

•	Experienced agents’ larger share of revenue production in a more challenging market environment, resulting in a higher average commission payout

•	Volatility in the Company’s Middle and Larger Transaction Market segments

•	The potential for acquisition activity and subsequent integration

In addition, the reduction of MMI’s effective corporate tax rate to the 25.5%-27.5% range from nearly 40% in prior years as a result of the enactment of the Tax Cuts and Jobs Act will continue to affect the Company’s business in 2018. The factors above, as well as the business’s typical transaction closing date variability, highlight the importance of viewing the Company’s business through a long-term, at least annual, perspective.

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Wednesday, November 7, 2018, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Wednesday, November 21, 2018, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13683377.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of September 30, 2018, the Company had over 1,800 investment sales and financial professionals in 79 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 6,869 transactions for the nine months ended September 30, 2018, with a sales volume of approximately $33.1 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2018 and beyond and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, including the Tax Cuts and Jobs Act, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Real estate brokerage commissions	$191,980	$169,357	$536,145	$472,069
Financing fees	15,947	11,368	41,234	34,131
Other revenues	2,663	2,616	7,154	10,724

Total revenues	210,590	183,341	584,533	516,924

Operating expenses:
Cost of services	132,896	114,803	354,414	314,827
Selling, general and administrative expense	48,659	42,480	145,792	129,393
Depreciation and amortization expense	1,651	1,375	4,529	3,975

Total operating expenses	183,206	158,658	504,735	448,195

Operating income	27,384	24,683	79,798	68,729
Other income (expense), net	2,127	1,172	5,060	3,005
Interest expense	(342)	(370)	(1,054)	(1,126)

Income before provision for income taxes	29,169	25,485	83,804	70,608
Provision for income taxes	8,315	10,010	22,772	27,564

Net income	20,854	15,475	61,032	43,044
Other comprehensive (loss) income:
Unrealized (losses) gains on marketable securities, net of tax of $(38), $66, $(259) and $242 for the three months ended September 30, 2018 and 2017 and the nine months ended September 30, 2018 and 2017, respectively	(115)	104	(771)	325
Foreign currency translation (loss) gain, net of tax of $0 for each of the three months ended September 30, 2018 and 2017 and each of the nine months ended September 30, 2018 and 2017	(29)	(40)	44	(65)

Total other comprehensive (loss) income	(144)	64	(727)	260

Comprehensive income	$20,710	$15,539	$60,305	$43,304

Earnings per share:
Basic	$0.53	$0.40	$1.56	$1.10
Diluted	$0.53	$0.39	$1.55	$1.10
Weighted average common shares outstanding:
Basic	39,191	39,033	39,147	38,995
Diluted	39,484	39,204	39,359	39,136

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $12.0 billion for the three months ended September 30, 2018, encompassing 2,427 transactions consisting of $9.3 billion for real estate brokerage (1,809 transactions), $1.8 billion for financing (434 transactions) and $0.9 billion in other transactions, including consulting and advisory services (184 transactions). Total sales volume was $33.1 billion for the nine months ended September 30, 2018, encompassing 6,869 transactions consisting of $26.2 billion for real estate brokerage (5,146 transactions), $4.4 billion for financing (1,191 transactions) and $2.5 billion in other transactions, including consulting and advisory services (532 transactions). As of September 30, 2018, the Company had 1,765 investment sales professionals and 105 financing professionals. Key metrics for real estate brokerage and financing are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Real Estate Brokerage	2018	2017	2018	2017
Average Number of Investment Sales Professionals	1,738	1,658	1,701	1,638
Average Number of Transactions per Investment Sales Professional	1.04	1.02	3.03	2.94
Average Commission per Transaction	$106,125	$99,798	$104,187	$98,143
Average Commission Rate	2.06%	2.12%	2.05%	2.17%
Average Transaction Size (in thousands)	$5,140	$4,714	$5,084	$4,525
Total Number of Transactions	1,809	1,697	5,146	4,810
Total Sales Volume (in millions)	$9,298	$8,000	$26,162	$21,764

	Three Months Ended September 30,		Nine Months Ended September 30,
Financing (1)	2018	2017	2018	2017
Average Number of Financing Professionals	104	92	97	95
Average Number of Transactions per Financing Professional	4.17	4.45	12.28	12.72
Average Fee per Transaction	$34,733	$27,795	$33,326	$28,254
Average Fee Rate	0.84%	0.85%	0.90%	0.88%
Average Transaction Size (in thousands)	$4,112	$3,274	$3,717	$3,224
Total Number of Transactions	434	409	1,191	1,208
Total Financing Volume (in millions)	$1,785	$1,339	$4,427	$3,895
(1)	Operating metrics calculated excluding certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended September 30,
	2018			2017			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	268	$166	$7,224	259	$166	$7,032	9	$—	$192
Private Client Market ($1—$10 million)	1,352	4,382	125,898	1,282	3,906	115,959	70	476	9,939
Middle Market (≥$10—$20 million)	119	1,581	31,158	94	1,284	24,505	25	297	6,653
Larger Transaction Market (≥$20 million)	70	3,169	27,700	62	2,644	21,861	8	525	5,839

	1,809	$9,298	$191,980	1,697	$8,000	$169,357	112	$1,298	$22,623

	Nine Months Ended September 30,
	2018			2017			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	764	$489	$20,819	762	$472	$20,110	2	$17	$709
Private Client Market ($1—$10 million)	3,819	12,038	350,062	3,628	11,184	328,177	191	854	21,885
Middle Market (≥$10—$20 million)	350	4,789	85,984	258	3,501	64,047	92	1,288	21,937
Larger Transaction Market (≥$20 million)	213	8,846	79,280	162	6,607	59,735	51	2,239	19,545

	5,146	$26,162	$536,145	4,810	$21,764	$472,069	336	$4,398	$64,076

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	September 30, 2018 (Unaudited)	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$181,020	$220,786
Commissions receivable	5,548	9,586
Prepaid expenses	6,516	9,661
Income tax receivable	—	1,308
Marketable securities, available-for-sale	120,701	73,560
Other assets, net	7,572	5,529

Total current assets	321,357	320,430
Prepaid rent	14,517	15,392
Property and equipment, net	18,169	17,153
Marketable securities, available-for-sale	85,135	52,099
Assets held in rabbi trust	9,115	8,787
Deferred tax assets, net	23,635	22,640
Goodwill and other intangible assets, net	5,639	—
Other assets	32,568	23,163

Total assets	$510,135	$459,664

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$8,780	$9,202
Notes payable to former stockholders	1,087	1,035
Deferred compensation and commissions	29,839	49,180
Income tax payable	5,963	—
Accrued bonuses and other employee related expenses	23,103	23,842

Total current liabilities	68,772	83,259
Deferred compensation and commissions	45,418	49,361
Notes payable to former stockholders	6,564	7,651
Deferred rent and other liabilities	6,690	4,505

Total liabilities	127,444	144,776

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at September 30, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,651,360 and 38,374,011 at September 30, 2018 and December 31, 2017, respectively	4	4
Additional paid-in capital	97,375	89,877
Stock notes receivable from employees	(4)	(4)
Retained earnings	285,116	224,071
Accumulated other comprehensive income	200	940

Total stockholders’ equity	382,691	314,888

Total liabilities and stockholders’ equity	$510,135	$459,664

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation and (vi) non-cash MSR activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure and taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$20,854	$15,475	$61,032	$43,044
Adjustments:
Interest income and other (1)	(1,824)	(923)	(4,626)	(2,293)
Interest expense	342	370	1,054	1,126
Provision for income taxes (2)	8,315	10,010	22,772	27,564
Depreciation and amortization	1,651	1,375	4,529	3,975
Stock-based compensation	3,147	2,192	8,919	6,173
Non-cash MSR activity (3)	(330)	—	(371)	—

Adjusted EBITDA	$32,155	$28,499	$93,309	$79,589

(1)	Other for the three and nine months ended September 30, 2018 and 2017 includes net realized gains (losses) on marketable securities, available-for-sale.
(2)

Provision for income taxes for the three and nine months ended September 30, 2018 was calculated using a 21% U.S. federal corporate tax rate due to the enactment of the Tax Cuts and Jobs Act, which reduced the U.S. federal corporate tax rate from 35% to 21%.

(3)	Non-cash mortgage servicing rights activity includes the assumption of servicing obligations following the completion of our business acquisition in 2018.

Tax Adjusted Net Income Reconciliation

Due to the enactment of the Tax Cuts and Jobs Act, the U.S. federal statutory corporate tax rate was reduced from 35% to 21% starting in 2018. For the three and nine months ended September 30, 2017, the Company calculated tax adjusted net income using the effective income tax rate for the three and nine months ended September 30, 2018 of 28.506% and 27.173%, respectively. The adjustment was made to illustrate what the growth rate would have been had the effective income tax rate been the same in both periods. A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to tax adjusted net income for the three and nine months ended September 30, 2018 is as follows (in thousands):

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
	2018	2017	%	2018	2017	%
Income before provision for income taxes	$29,169	$25,485	14.5%	$83,804	$70,608	18.7%
Provision for income taxes	(8,315)	(10,010)	(16.9)	(22,772)	(27,564)	(17.4)

Net income	$20,854	$15,475	34.8%	$61,032	$43,044	41.8%

Income before provision for income taxes	$29,169	$25,485	14.5%	$83,804	$70,608	18.7%
Provision for income taxes (1)	(8,315)	(7,265)	14.5	(22,772)	(19,186)	18.7

Tax adjusted net income (1)	$20,854	$18,220	14.5%	$61,032	$51,422	18.7%

(1)

Provision for income taxes for the three and nine months ended September 30, 2017 was calculated using the effective income tax rate of 28.506% and 27.173%, respectively consistent with the three and nine months ended September 30, 2018.

Selling, General and Administrative Expense Adjusted for Stock-based Compensation Expense Reconciliation

For the three and nine months ended September 30, 2018, the Company calculated selling, general and administrative expense growth rate adjusted for stock-based compensation expense. The adjustment was made to illustrate what the growth rate would have been excluding effect of non-cash stock-based compensation expense. A reconciliation of the most directly comparable U.S. GAAP financial measure, selling, general and administrative expense growth rate, to selling, general and administrative expense adjusted for stock-based compensation growth rate for the three and nine months ended September 30, 2018 is as follows (in thousands):

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
	2018	2017	%	2018	2017	%
Selling, general and administrative expense	$48,659	$42,480	14.5%	$145,792	$129,393	12.7%
Stock-based compensation	(3,147)	(2,192)	43.6	(8,919)	(6,173)	44.5

Selling, general and administrative expense, adjusted	$45,512	$40,288	13.0%	$136,873	$123,220	11.1%

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above